Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-219890 on Form S-3 and No. 333-220894, No. 333-218465, No. 333-211439, No. 333-203398, No. 333-199296 on Form S-8 of our report dated March 6, 2018, relating to the 2017 consolidated financial statements of Adverum Biotechnologies, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Adverum Biotechnologies, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

San Jose, California

March 6, 2019